Exhibit 10.16

Executive Officer Compensation

The annual base salaries for our executive officers as of January 1, 2017 are as follows:

Name	Title
Vivek Jain	Chairman of the Board and Chief Executive Officer	$650,000
Scott E. Lamb	Chief Financial Officer	$395,150
Steven C. Riggs	Vice President of Operations	$360,582
Alison D. Burcar	Vice President and General Manager of Infusion Systems	$315,000
Tom McCall	Vice President and General Manager of Critical Care	$293,550